Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cyanotech Corporation:

We have issued our report dated June 21, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report of Cyanotech Corporation on Form 10-K for the year ended March 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cyanotech Corporation  on Forms S-3 (File No. 333-42486 effective July 28, 2000, File No. 333-97755 effective August 7, 2002, and File No. 333-101401 effective November 22, 2002) and on Forms S-8 (File No. 33-63789 effective October 27, 1995, File No. 333-42484 effective July 28, 2000, File No. 333-141911 effective April 5, 2007, File No. 333-141912 effective April 5, 2007,  File No. 333-154165 effective October 10, 2008, and File No. 333-179605, effective February 21, 2012).

/s/ Grant Thornton LLP

Irvine, California

June 21, 2012